EXHIBIT 99

NEWS RELEASE

Contact:	Bradford T. Ray	Joseph P. Bellino
	Chief Executive Officer	Chief Financial Officer
	502/245-2110	502/245-2110

STEEL TECHNOLOGIES ANNOUNCES PLAN TO SELL ITS KENNETT, MO., UNIT

LOUISVILLE, Ky. (March 27, 2006) -- Steel Technologies Inc. (NASDAQ/NM: STTX) today announced that the Company has signed a definitive agreement to sell its Custom Steel, Inc. subsidiary to American Railcar Industries, Inc. (NASDAQ: ARII) ("ARI"). Steel Technologies' Custom Steel facility, located adjacent to ARI's component manufacturing facility in Kennett, Missouri, produces value-added fabricated parts that primarily support ARI's railcar manufacturing operations. The purchase price is approximately $13 million plus approximately $5 million for inventories. Subject to customary closing conditions, the transaction is expected to be completed on or about April 1, 2006.

        Bradford T. Ray, Chairman and Chief Executive Officer of Steel Technologies said, "Our Kennett facility is a well-managed operation that has developed a solid reputation as a quality supplier, providing a high level of service to ARI's railcar manufacturing business. As our only fabrication facility, and significantly devoted to ARI's operations, it has a stronger strategic fit, long term, as part of that company."

        Steel Technologies processes flat-rolled steel to specific thickness, width, temper, finish and shape requirements for automotive, appliance, lawn and garden, office furniture, agriculture, railcar, construction, hardware, and consumer goods. The Company has 20 facilities, including its joint-venture operations, located throughout the United States and Mexico. More information about the Company may be found on the World Wide Web at www.steeltechnologies.com.

        Statements contained in this release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company's SEC filings), which could cause actual results to differ materially from those projected. These include, without limitation, statements regarding the anticipated completion date of our sale of Custom Steel and the estimated payment for inventories. The actual sales price will depend on the amount of Custom Steel's inventory at closing. The sale of Custom Steel is subject to customary closing conditions; we cannot guarantee that the sale will be completed on schedule, if at all. SEC filings may be obtained from the SEC or by contacting the Company.

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